Exhibit 99.3

Schedule prepared in accordance with Instruction 2 to Item 601 of Regulation S-K

The Warrants dated January 22, 2010, are substantially identical in all material respects except as to the warrant holder and the number of shares for which warrant can be exercised.

Holder	Shares for which Warrant can be Exercised
Excalibur Special Opportunities LP	1,500,000
Dana Katzenmeier	250,000
Fourth Street Holdings, LP	500,000
Robert B. Prag	500,000
Peter B. Tentler	250,000
Richardson & Patel LLP	500,000
TOTAL:	3,500,000

The warrants dated March 4, 2010, are substantially identical in all material respects except as to the warrant holder and the number of shares for which warrant can be exercised.

Holder	Shares for which Warrant can be Exercised
Marc Freeman	375,000
Paul T. Mannion Jr.	125,000
Linda Hecter	125,000
TOTAL	625,000

The warrants dated May 3, 2010, are substantially identical in all material respects except as to the warrant holder and the number of shares for which warrant can be exercised.

Holder	Shares for which Warrant can be Exercised
Excalibur Special Opportunities LP	500,000
Dana Katzenmeier	125,000
Fourth Street Holdings, LP	200,000
Robert B. Prag	250,000
Peter B. Tentler	125,000
Paul T. Mannion Jr.	50,000
TOTAL	1,250,000

The text of the Warrants is incorporated by reference from Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 26, 2010.